Independent Auditors' Report



To the Board of Directors and Shareholders
Aetna Series Fund, Inc.

In planning and performing our audits of the financial statements of Aetna Growth
 Fund, Aetna International Fund, Aetna Mid
 Cap Fund, Aetna Small Company Fund, Aetna
 Value Opportunity Fund, Aetna Balanced Fund,
 Aetna Growth and Income Fund, Aetna Real
 Estate Securities Fund, Aetna Bond Fund,
 Aetna Government Fund, Aetna High Yield
 Fund, Aetna Money Market Fund, Aetna Index
 Plus Bond Fund, Aetna Index Plus Large Cap
 Fund, Aetna Index Plus Mid Cap Fund, Aetna
 Index Plus Small Cap Fund, Aetna Ascent Fund,
 Aetn
eir internal control, including control
 activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in internal
 control, errors or fraud may occur and not be detected.
  Also, projection of any evaluation of
 internal control to future periods
 is subject to the risk that it may
 become inadequate because of changes
 in conditions or that the effectiveness
 of the design and operation may deteriorate.

Our consideration of internal control
 would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
 Accountants.  A material weakness is a
 condition in which the design or operation of one or more specific internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statementsbeing audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as
 defined above as of October 31, 1999.

This report is intended solely for the
 information and use of management,
 the Board of Directors of Aenta
 Series Fund, Inc., and the
 Securities and Exchange Commission
 and is not intended to be and
 should not be used by anyone
 other than these specified parties.


Hartford, Connecticut
December 17, 1999